Exhibit 99.1

Contact:	Ted M. Henry
Chairman of the Board (334) 875-1000

PEOPLES BANCTRUST NAMES DON J. GIARDINA

PRESIDENT AND CHIEF EXECUTIVE OFFICER

SELMA, Ala. – (August 16, 2006) The Peoples BancTrust Company, Inc. (NASDAQ Capital Market: PBTC) has named Don J. Giardina as President and Chief Executive Officer and Director of its holding company and subsidiary, The Peoples Bank & Trust Company. Effective September 1, 2006, he succeeds Ted M. Henry, who has served as interim CEO since the death of Walter A. Parrent.

“We are excited about Don Giardina joining Peoples as President and CEO,” stated Ted M. Henry, Chairman of the Board. “He brings over 20 years of banking experience and is a proven leader with an outstanding reputation. He will be responsible for setting and executing our strategies to build long-term value for Peoples BancTrust shareholders.”

Mr. Giardina (age 56) most recently served as President of Life Care Centers of America, Inc., headquartered in Cleveland, Tennessee, where he has been responsible for the day-to-day oversight of 260 health facilities in 28 states. Prior to that, he has held executive positions at other Alabama banks including President and CEO of The Bank, and President and CEO of Colonial Bank in Birmingham. Mr. Giardina has been actively involved in a number of professional, civic and church organizations. A native of Birmingham, he is a graduate of the University of Alabama and a Certified Public Accountant.

“For over 100 years, Peoples Bank has been a strong community bank serving Alabama. We have excellent opportunities for both internal growth and expansion into new markets. I am eager to start working with our seasoned management team and outstanding Board of Directors to build long-term value for our shareholders.” stated Mr. Giardina.

In connection with Mr. Giardina’s employment by The Peoples BancTrust Company, Inc., the Board of Directors has adopted the 2006 Restricted Stock Plan and will enter into a Restricted Stock Agreement under which Mr. Giardina will receive an award of 6,000 restricted shares of the Company’s common stock, effective September 1, 2006, in connection with his employment as President and Chief Executive Officer. The restricted shares will vest over a three-year

PBTC Names Don J. Giardina President and Chief Executive Officer

August 16, 2006

period beginning one year from the date of his employment. The award of restricted shares will not be effective until all regulatory requirements are satisfied, including prior notification to NASDAQ. The terms and conditions of the Restricted Stock Plan and Agreement and the terms of Mr. Giardina’s employment are included in the Company’s Form 8-K filed with the Securities and Exchange Commission.

About The Peoples BancTrust Company, Inc.

The Peoples BancTrust Company, Inc. is the eighth largest bank headquartered in Alabama with assets of approximately $868 million at June 30, 2006. It is the parent company of The Peoples Bank and Trust Company, which has 24 offices located in 10 Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby, and Tuscaloosa).

Forward Looking Statement

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on The Peoples BancTrust Company, Inc.’s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.

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